SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K



                           CURRENT REPORT PURSUANT TO
                             SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported): June 15, 1998



                        AMERTRANZ WORLDWIDE HOLDING CORP.
               (Exact name of Registrant as specified in charter)



          Delaware                          001-14474                             11-3309110
(State or other jurisdiction of     (Commission File Number)         (I.R.S. Employer Identification
incorporation or organization)                                                     Number)
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                       7001B Cessna Drive, P.O. Box 35329
                        Greensboro, North Carolina 27425
                                 (910) 668-7500
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)



                                 Not Applicable
   (Former name or former address of Registrant, if changed since last report)















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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Events.

         On June 15, 1998, Amertranz Worldwide Holding Corp. (the "Company") and its wholly-owned subsidiary, Caribbean Air Services, Inc. ("CAS"), entered into a definitive Asset Purchase Agreement to sell all of the operating assets of CAS to Geologistics Corporation ("Geologistics") for $27 million in cash.

         Other than with respect to certain obligations pursuant to leases and other agreements included in the assigned assets, Geologistics will not be assuming any obligations of the Company or CAS.

         Under the terms of the Agreement,  the Company will retain its accounts receivable,  and the Company  expects  that CAS will  realize an  additional  $4 million from CAS's accounts receivable after payment of its liabilities.

         For the nine months ended March 31, 1998, revenues from the operations of CAS contributed approximately $40 million to the Company's total revenues, and income from the operations of CAS contributed approximately $3.2 million to the Company's operating income.

         A copy of the press release issued by the Company, including a pro forma balance sheet giving the effect of the transaction as if it was completed as of March 31, 1998 and the resulting deleveraging of the Company's balance sheet, is attached hereto as Exhibit 99.1 and incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

The following exhibits are filed herewith and set forth following the signatures hereto:

Exhibit No.

99.1          Press Release,  dated June 16, 1998, issued by Amertranz Worldwide
              Holding Corp.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           AMERTRANZ WORLDWIDE HOLDING CORP.


Date: June 16, 1998                        By: /s/ Stuart Hettleman
                                              ----------------------------
                                               Stuart Hettleman, President



C71844.198


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